CIRCOR CEO Scott Buckhout to Receive Equity Inducement Awards
BURLINGTON, Mass.— April 9, 2013—CIRCOR International, Inc. (NYSE: CIR), a leading provider of valves and other highly engineered products for the energy, industrial and aerospace markets, today announced, as required by New York Stock Exchange (NYSE) rules, that it will grant the following equity inducement award to its newly appointed President and Chief Executive Officer, Scott A. Buckhout, upon his commencement of employment with the Company today, April 9, 2013 (the “Grant Date”):
A stock option exercisable for a maximum of 200,000 shares of the Company’s common stock having an exercise price of $41.17 per share (the closing price per share of the Company’s common stock on April 8, 2013 as listed on the NYSE) and a vesting schedule as follows:

Stock Price Target (met for 60 continuous trading days)	Cumulative Vested Portion of Stock Option (in shares)
$50.00	50,000
$60.00	100,000
$70.00	150,000
$80.00	200,000

The options have a ten-year term; however, any options that have not vested within five years of the Grant Date shall terminate. Vested options may be exercised 25% at the time of vesting, 50% one year from the date of vesting, and 100% two years from the date of vesting.
These awards are subject to forfeiture in the event of employment termination (whether voluntary or involuntary) prior to vesting. In the event of a change in control of the Company, those unvested options for which the stock price target is less than or equal to the exchange price for the Company’s common stock in connection with such change in control shall immediately vest and be exercisable, while those unvested options for which the stock price target is greater than the exchange price for the Company’s common stock in connection with such change in control shall immediately terminate.
These awards will be granted outside of the Company's Amended and Restated 1999 Stock Option and Incentive Plan, but except as set forth in the inducement award, will generally be subject to the same terms and conditions as apply to stock options granted under that plan. The Company's Board of Directors (including a majority of the Company's independent directors) approved these equity inducement awards in reliance on an employment inducement exception to shareholder approval provided for in the NYSE governance rules. To comply with the terms of this exemption, these inducement equity grants require an immediate public announcement of the awards and written notice to the NYSE.
About CIRCOR International, Inc.
CIRCOR International, Inc. designs, manufactures and markets valves and other highly engineered products for the energy, industrial and aerospace markets. With more than 7,500 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR’s culture, built on the CIRCOR Business System, is defined by the Company’s commitment to attracting, developing and retaining the best talent and pursuing continuous improvement in all aspects of its business and operations. The Company’s strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems and solutions. CIRCOR also plans to leverage its strong balance sheet to acquire strategically complementary businesses. For more information, visit the Company’s investor relations web site at http://investors.circor.com.
Contact:
CIRCOR International
Frederic M. Burditt, 781-270-1200
Chief Financial Officer